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                                                                    Exhibit 99.1

Dear Shareholders:

We continue to find ourselves in an uncertain economic climate. The continuing slow growth in the local economy has made for unevenness in overall loan demand. This condition provides continuing challenges in maintaining performance levels that meet our expectations. I am pleased to let you know that in spite of the challenges of the current low interest rate environment and flat loan demand, our first quarter produced results that were equal to last year's first quarter results.

Earnings per share of $.28 for the first quarter of 2003 were virtually at the same level as 2002, also at $.28 per share after adjusting for the 15% stock dividend last year. Total earnings ended at $298,000 compared to $301,000 in 2002.

We have begun to feel the impact of the sustained low interest rate environment on our net interest margin, which declined from 5.59% to 5.25%. The first quarter's results reflected lower loan loss provisions due to reduced loan levels, and we have seen an improvement in our non-interest income of nearly 18% compared to the same time last year. Non-interest expense increased a more modest 7%. We continue to make adjustments in our operations which are designed to more closely control the growth in non-interest expense.

The bank's capital remains strong, as reflected in our 9.37% capital-to-asset ratio compared to 9.34% last year, and our strengthened reserve for loan losses of 1.38% compared to 1.32% in 2002. We continue to emphasize quality loan production in this increasingly challenging lending environment, which should enhance the value for our shareholders in the longer term.

At our annual meeting, we announced our fourth location which we anticipate will open during the third quarter this year. The new office will be located at 1300 South 320th Street, in Federal Way. We will keep you informed of our progress and when we will celebrate the grand opening.

Sincerely,

/s/ Gerald O. Hatler

Gerald O. Hatler,
President and Chief Executive Officer